EXHIBIT 3
                 MINUTES OF A MEETING OF THE BOARD OF DIRECTORS
              OF THE DIRECTORS OF IMAGING DIAGNOSTIC SYSTEMS, INC.



      A special meeting of the Board of Directors of Imaging Diagnostic Systems, Inc., was held on January 7, 1998 at 11:00 a.m., in person or by telephone at the executive offices of the Company.

The following officers and director were present constituting a quorum:

Linda B. Grable, President and Director
Allan L. Schwartz, Executive Vice President, Chief Financial
Officer and Director

The meeting was called to order by Linda B. Grable, President, who chaired the meeting. Allan L. Schwarta served as Secretary for the meeting. A brief discussion ensued as follows:

      On December 31, 1997 the Board of Director, by Written Action, executed the following resolution:


                  "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article III of the Corporation's Certificate of Incorporation, the Series D Convertible Preferred Stock (the "Preferred Stock"), consisting of 50 shares, no par value per share, shall have the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, as are set forth in the Articles of Amendment, attached hereto as Exhibit A and incorporated herein (the "Amendment").


      That the Written Action contained a scrivener's error and that the number of shares designated as Series D Convertible Preferred should have been 54.

NOW THEREFORE. It is hereby:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article III of the Corporation's Certificate of Incorporation, the Series D Convertible Preferred Stock (the "Preferred Stock"), consisting of 54 shares, no par value per share, shall have the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, as are set forth in the Articles of Amendment, attached hereto as Exhibit A and incorporated herein (the "Amendment").

         There being no requirement for shareholder approval for the above Amendment,

         Upon motion, duly made, seconded and passed, this resolution was reviewed and approved

         There, being no further business to come before the board, the meeting was adjourned.

         Dated, this 7th day of January 1998.

ATTEST;



/s/Allan L. Schwartz, Executive      /s/Linda B. Grable, President
Vice President and Director             and Director

                          AMENDED ARTICLES OF AMENDMENT

                           CERTIFICATE OF DESIGNATION

                        IMAGING DIAGNOSTIC SYSTEMS, INC.


      1. Designation. The designation of the series of Preferred Stock fixed by this resolution shall be "Series D Convertible Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock").

      2.   Conversion Rights.

                  (a) Right to Convert. The holder of any shares of Series D Convertible Preferred Stock (the "Preferred Stock") may, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, convert all or a portion of the Preferred Stock, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of common stock, no par value, of the Corporation of the Corporation as is determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" shall be equal to seventy five percent (75%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion provided, however, that in no event will the Conversion Price be greater than 75% of the Average Price on the Closing Date. For purposes of this Section 2, the Market Price shall be the average of the closing bid prices of the Common Stock over the five consecutive trading days ending on the trading day immediately preceding the date of the Conversion Notice (as defined in Section 2(b) hereof), as (i) quoted by Bloomberg, L.P. or if not quoted by Bloomberg, L. P., then (ii) as reported by the National Association of Securities Automated Quotation System ("NASDAQ"), or if not quoted by NASDAQ then; (iii) the average of the closing bid prices of the Common Stock in the over-the-counter market over the five consecutive trading days ending on the trading day immediately preceding the date of the Conversion Notice; or (iv) in the event the Common Stock is listed on a national stock exchange, the Market Price shall be the average of the closing prices of the Common Stock on such exchange, as reported in The Wall Street Journal over the five consecutive trading days immediately preceding the date of the Conversion Notice.

                  (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. If upon conversion of shares of Preferred Stock held by a registered holder which are being converted, such register holder would, but for the provisions of this Section 2(b), receive a fraction of a share of Common Stock thereon, then in lieu of any such fractional share to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice by facsimile or otherwise (the "Conversion Notice") to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name of its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, but in any event within three business days of the date of its receipt of the Conversion Notice, issue and deliver or cause to be issued and delivered to such holder of Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made on the date that the Corporation receives the Conversion Notice by facsimile or otherwise, and the person or persons entitled to receive the share of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of any shares of Preferred Stock, such shares shall be restored to the status of authorized but unissued shares and may be reissued by the Corporation at any time.

                  (c) Notices of Record Date. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any classification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially  all  of  the  assets  of the  Corporation  to any  other
         Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution; (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective; and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, transfer, consolidation, merger, dissolution or winding up.

                  (d) Stock Dividends; Stock Splits; Etc. In the event that the Corporation shall (i) take a record of holders of shares of the Common Stock for the purpose of determining the holders entitled to receive dividends payable in shares of Common Stock; (ii) subdivide the outstanding shares of Common Stock; (iii) combine the outstanding shares of Common Stock into smaller number of shares; or (iv) issue, by reclassification of the Common Stock, any other securities of the Corporation, then, in each such case, the Conversion Price then in effect shall be adjusted so that upon conversion of each share of Convertible Preferred Stock then outstanding the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible after the happening of any of the events described in clauses (i)through(iv) above shall be the number of such shares of Common Stock into which such shares of Preferred Stock would have been converted if so converted immediately prior to the happening of such event or any record date with respect thereto.

                  (e) Common Stock Reserved. The Corporation shall issue into escrow or reserve and keep available out of its authorized but unissued Common Stock such numbers of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then
         outstanding   shares  of  Preferred  Stock.  In  the  event  there  are
         insufficient shares to effect a conversion, the Corporation shall increase the number of authorized shares to effect conversion. In the event shareholder approval is required to increase the authorized shares, the holder shall be entitled to vote with the holders of the Common Stock, as a single class, where each share of Preferred Stock shall be entitled to that number of votes to which it would be entitled had all of its shares of Preferred Stock been converted into shares of Common Stock were notice of conversion given on the date of such vote. No sale or disposition of all or substantially all of the Corporation's assets shall take place without the approval of the holders of the Convertible Preferred Stock, voting as a single class.

                  (f) Voting Rights of Convertible Preferred Stock. Except as otherwise required by law and as provided for in Section 2(e), the holders of outstanding shares of Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

         3. Liquidation Rights. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any shares of Preferred Stock shall be outstanding, the holders of the then outstanding shares of Preferred Stock shall have a preference in distribution of the Corporation's property available for the distribution to the holders of any other class of capital stock of the Corporation, including but not limited to, the Common Stock, equal to $10,000.00 consideration per share.

      4. Adjustments Due to Merger or Consolidation, Etc. In the case of any consolidation with or merger of the Corporation with or into another corporation, or in the case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Convertible Preferred Stock.